                                                  CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in Post-Effective Amendment No. 14 to the Registration Statement of American Skandia Advisor Funds, Inc.
on Form N-1A (File No. 333-23017) of our reports dated December 15, 2000, on our audits of the financial statements and financial highlights of American Skandia Advisor Funds, Inc. and American Skandia Master Trust which reports are included in the Annual Report to Shareholders for the year ended October 31, 2000, which is included in the Post-Effective Amendment to the Registration
Statement.  We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.

/s/PriceWaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 1, 2001